Exhibit 10.4

Name:	Mark Cosby
Number of Restricted Stock Units:	75,000
Date of Grant:	October 21, 2019

THE MICHAELS COMPANIES, INC.

 2014 OMNIBUS LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This agreement (this “Agreement”) evidences the grant of restricted stock units (the “Restricted Stock Units”) by The Michaels Companies, Inc. (the “Company”) to the individual named above (the “Grantee”), pursuant to and subject to the terms of The Michaels Companies, Inc. 2014 Omnibus Long-Term Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1.         Grant of Restricted Stock Units.  The Company hereby grants to the Grantee on the date of grant set forth above (the “Date of Grant”) an award (the “Award”) consisting of the right to receive, on the terms provided herein and in the Plan, one share of Stock with respect to each Restricted Stock Unit forming part of the Award, in each case, subject to adjustment pursuant to Section 7(b) of the Plan in respect of transactions occurring after the date hereof.

2.         Meaning of Certain Terms.  Each initially capitalized term used but not separately defined herein has the meaning assigned to such term in the Plan.  The following terms have the following meanings:

(a)        “Change of Control” means the occurrence of any of the following: (i) any consolidation or merger of the Company with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction, own capital stock either (A) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (B) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction; (ii) any stock sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any Person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Securities and Exchange Commission under the

Securities Exchange Act of 1934, as in effect from time to time), other than the Investors and their respective affiliated funds, excluding, in any case referred to in clause (i) or (ii) an initial public offering or any bona fide primary or secondary public offering following the occurrence of an initial public offering; or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

(b)        “Investors” means Bain Capital Partners, LLC and The Blackstone Group L.P.

(c)        “Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

3.         Vesting.  The term “vest” as used herein with respect to any Restricted Stock Unit means the lapsing of the restrictions described herein with respect to such Restricted Stock Unit.  Unless earlier terminated, forfeited, relinquished or expired, the Award shall vest as follows, provided in each case (subject to Section 3(b) below) that the Grantee has remained in continuous Employment as Chief Executive Officer of Michaels Stores, Inc. from the Date of Grant through the applicable vesting date:

(a)        Fifty percent (50%) of the Award shall vest on each anniversary of the Date of Grant.

(b)        Upon the Grantee’s termination of Employment as Chief Executive Officer of Michaels Stores, Inc. by the Company or Michaels Stores, Inc. without Cause (except where Cause exists), the Award will vest as to that portion that would otherwise vest on the next anniversary of the Date of Grant, pro rated based on the number of days since the last annual vesting date (or the Date of Grant if such termination occurs prior to the first anniversary of the Date of Grant).

(c)        In the event (i) the Restricted Stock Units (or any portion thereof) are outstanding as of immediately prior to a Change of Control and the Administrator provides for the assumption or continuation of, or the substitution of a substantially equivalent award for, the Restricted Stock Units (or any portion thereof) in accordance with Section 7(a)(i) of the Plan (the “Rollover Award”) and (ii) the Grantee’s Employment as Chief Executive Officer of Michaels Stores, Inc. by the Company or Michaels Stores, Inc. is terminated by the Company or Michaels Stores, Inc. (or one of their successors) without Cause within the twelve (12) months following the Change of Control, the Rollover Award to the extent still outstanding will vest in full on the date of the termination of the Grantee’s Employment as Chief Executive Officer of Michaels Stores, Inc.  For the avoidance of doubt, if the Administrator does not provide for such assumption, continuation, or substitution in connection with a Change of

Control, then the treatment of the Restricted Stock Units in such Change of Control will be as provided for by the Administrator in its sole discretion pursuant to Section 7(a)(2) through Section 7(a)(5) of the Plan.

4.         Forfeiture Risk.  If the Grantee’s Employment as Chief Executive Officer of Michaels Stores, Inc. ceases for any reason, including death, any then outstanding and unvested Restricted Stock Units acquired by the Grantee hereunder shall be automatically and immediately forfeited, subject to Sections 3(b) and 3(c) above.

5.         Delivery of Stock.  The Company shall deliver to the Grantee as soon as practicable upon the vesting of the Restricted Stock Units (or any portion thereof), but in all events no later than thirty (30) days following the date on which such Restricted Stock Units vest, one share of Stock with respect to each such vested Restricted Stock Unit, subject to the terms of the Plan and this Agreement.

6.         Dividends, etc.  The Grantee shall have the rights of a shareholder with respect to a share of Stock subject to the Award only at such time, if any, as such share is actually delivered under the Award.  Without limiting the generality of the foregoing and for the avoidance of doubt, the Grantee shall not be entitled to vote any share of Stock subject to the Award or to receive or be credited with any dividend or other distribution declared and payable on any such share unless such share has been actually delivered hereunder and is held by the Grantee on the record date for such vote or dividend (or other distribution), as the case may be.

7.         Nontransferability.  Neither the Award nor the Restricted Stock Units may be transferred.

8.         Certain Tax Matters.

(a)        The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder, including the right to be issued shares of Stock upon the vesting of the Restricted Stock Units (or any portion thereof), are subject to the Grantee’s promptly paying, or in respect of any later requirement of withholding being liable promptly to pay at such time as such withholdings are due, to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld, if any.  No shares of Stock will be required to be transferred pursuant to the vesting of the Restricted Stock Units (or any portion thereof) unless and until the Grantee or the person then holding the Award has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local requirements with respect to tax withholdings then due and has committed (and by accepting the Award the Grantee shall be deemed to have committed) to pay in cash all tax withholdings required at any later time in respect of the transfer of such shares, or has made other arrangements satisfactory to the Administrator with respect to such taxes.  The Grantee also authorizes the Company and its subsidiaries to withhold such amounts from any amounts otherwise owed to the

Grantee, but nothing in this sentence shall be construed as relieving the Grantee of any liability for satisfying his or her obligations under the preceding provisions of this Section.

(b)       The Grantee expressly acknowledges that because the Award consists of an unfunded and unsecured promise by the Company to deliver Stock in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award.

9.         Forfeiture/Recovery of Compensation.  By accepting the Award the Grantee expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, under the Award or to any Stock received following the vesting of the Award or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision) and Section 10 of this Agreement.  Nothing in the preceding sentence shall be construed as limiting the general application of Section 13 of this Agreement.

10.       Non-Competition/Non-Solicitation.  The Grantee hereby acknowledges that the Company and its Affiliates have invested and continue to invest considerable resources in developing Company Information (as defined below) and trade secrets, and in establishing and maintaining relationships with customers, employees, and vendors.  The Grantee hereby further acknowledges that the Award is being furnished to the Grantee as good and valuable consideration, among other consideration, in exchange for the below covenants, which are necessary to protect the Company Information, trade secrets, and goodwill of the Company and its Affiliates:

(a)        Non-Competition.  The Grantee covenants and agrees that during the Grantee’s Employment and for a period of twelve (12) months (and such period shall be tolled on a day-to-day basis for each day during which the Grantee participates in any activity in violation of the restrictions set forth in this Section 10(a)) following the termination of the Grantee’s Employment, whether such termination occurs at the insistence of the Company or its Affiliates or the Grantee (for whatever reason), the Grantee will not, directly or indirectly, alone or in association with others, anywhere in the Territory (as defined below), own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, investor, principal, joint venturer, shareholder, partner, director, consultant, agent or otherwise with, or have any financial interest (through stock or other equity ownership, investment of capital, the lending of money or otherwise) in, any business, venture or activity that directly or indirectly competes, or is in planning, or has undertaken any preparation, to compete, with the Business of the Company or any of its Immediate Affiliates (any Person who engages in any such business venture or activity, a “Competitor”), except that nothing contained in this Section 10(a) shall prevent the

Grantee’s wholly passive ownership of two percent (2%) or less of the equity securities of any Competitor that is a publicly-traded company.  For purposes of this Section 10(a), the “Business of the Company or any of its Immediate Affiliates” is that of arts and crafts, or framing specialty retailer or wholesaler providing materials, ideas and education for creative activities, or framing, as well as any other business that the Company or any of its Immediate Affiliates conducts or is actively planning to conduct at any time during the Grantee’s Employment, or with respect to the Grantee’s obligations following the termination of the Grantee’s Employment the twelve (12) months immediately preceding the termination of the Grantee’s Employment; provided, that the term “Competitor” shall not include any business, venture or activity whose gross receipts derived from the retail or wholesale sale of arts and crafts, or framing products and services (aggregated with the gross receipts derived from the retail and wholesale sale of such products or any related business, venture or activity) are less than ten percent (10%) of the aggregate gross receipts of such businesses, ventures or activities. For purposes of this Section 10(a), the “Territory” is comprised of those states within the United States, those provinces of Canada, and any other geographic area in which the Company or any of its Immediate Affiliates was doing business or actively planning to do business at any time during the Grantee’s Employment, or with respect to the Grantee’s obligations following his or her termination of Employment the twelve (12) months immediately preceding the termination of the Grantee’s Employment.   For purposes of this Section, “Immediate Affiliates” means those Affiliates which are one of the following: (i) a direct or indirect subsidiary of the Company, (ii) a parent to the Company or (iii) a direct or indirect subsidiary of such a parent.

(b)        Non-Solicitation. The Grantee covenants and agrees that during the Grantee’s Employment and for a period of twelve (12) months (and such period shall be tolled on a day-to-day basis for each day during which the Grantee participates in any activity in violation of the restrictions set forth in this Section 10(b)) after the termination of the Grantee’s Employment, whether such termination occurs at the insistence of the Company or the Grantee (for whatever reason), the Grantee shall not, and shall not assist any other Person to, (i) hire or solicit for hire any employee of the Company or any of its Immediate Affiliates or seek to persuade any employee of the Company or any of its Immediate Affiliates to discontinue employment or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Immediate Affiliates to terminate or diminish its relationship with them; provided, however, that after termination of the Grantee’s Employment, these restrictions shall apply only with respect to employees of, and independent contractors providing services to, the Company or any of its Immediate Affiliates who were such on the date that the Grantee’s Employment terminated or at any time during the nine (9) months immediately preceding such termination date.

(c)        Goodwill and Company Information.  The Grantee acknowledges the importance to the Company and its Affiliates of protecting their legitimate business interests, including without limitation the valuable Company Information and goodwill that they have developed or acquired at considerable expense.  The Grantee acknowledges and agrees that in the course of the Grantee’s Employment, the Grantee has acquired: (i) confidential information including without limitation information received by the Company (or any of its Affiliates) from third parties, under confidential conditions, (ii) other technical, product, business, financial or development information from the Company (or any of its Affiliates), the use or disclosure of which reasonably might be construed to be contrary to the interest of the Company (or any of its Affiliates), or (iii) any other proprietary information or data, including but not limited to identities, responsibilities, contact information, performance and/or compensation levels of employees, costs and methods of doing business, systems, processes, computer hardware and software, compilations of information, third-party IT service providers and other Company or its Affiliates’ vendors, records, sales reports, sales procedures, financial information, customer requirements and confidential negotiated terms, pricing techniques, customer lists, price lists, information about past, present, pending and/or planned Company or its Affiliates’ transactions not publicly disclosed and other confidential information which the Grantee may have acquired during the Grantee’s Employment (hereafter collectively referred to as “Company Information”) which are owned by the Company or  its Affiliates and regularly used in the operation of its business, and as to which precautions are taken to prevent dissemination to persons other than certain directors, officers and employees and if disclosed, would assist in competition against the Company or any of its Affiliates.  The Grantee understands and agrees that such Company Information was and will be disclosed to the Grantee in confidence and for use only in performing work for the Company or its Affiliates.  The Grantee understands and agrees that the Grantee: (x) will keep such Company Information confidential at all times, (y) will not disclose or communicate Company Information to any third party, and (z) will not make use of Company Information on the Grantee’s own behalf, or on behalf of any third party.  In view of the nature of the Grantee’s Employment and the nature of Company Information the Grantee receives during the course of the Grantee’s Employment, the Grantee agrees that any unauthorized disclosure to third parties of Company Information would cause irreparable damage to the confidential or trade secret status of Company Information. The Grantee further acknowledges and agrees that the restrictions on his or her activities set forth above are necessary to protect the goodwill, Company Information and other legitimate interests of the Company and its Affiliates and that the Grantee’s acceptance of these restrictions is a condition of receipt of the Award, to which the Grantee would not otherwise be entitled, and the Award is good and sufficient consideration to support the Grantee’s agreement to and compliance with these covenants.

(d)        Remedies.  In the event of a breach or threatened breach by the Grantee of any of the covenants contained in Section 10(a), 10(b) or 10(c):

(i)        the Grantee hereby consents and agrees that (x) any unvested Restricted Stock Units and (y) all shares of Stock held by the Grantee following the vesting of the Restricted Stock Units shall be forfeited effective as of the date of such breach or threatened breach, unless sooner terminated by operation of another term or condition of this Agreement or the Plan;

(ii)       the Grantee hereby consents and agrees that if the Grantee has sold any shares of Stock upon or following the vesting of the Restricted Stock Units within twelve (12) months prior to the date of such breach or threatened breach, the Grantee shall pay to the Company the gross proceeds realized by the Grantee in connection with such sale; and

(iii)      the Grantee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

(e)        General.  The Grantee agrees that the above restrictive covenants are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason.  The Company and the Grantee agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictive covenants. Should a court of competent jurisdiction determine that the scope of any provision of this Section 10 is too broad to be enforced as written, the Company and the Grantee intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

11.       Form S-8 Prospectus.  The Grantee acknowledges having received and reviewed a copy of the prospectus required by Part I of Form S-8 relating to shares of Stock that may be issued under the Plan.

12.       Governing Law.  Notwithstanding anything to the contrary in the Plan, Section 10 of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction, except where preempted by federal law.  Both parties hereby consent and submit to the jurisdiction of the state and federal courts in Dallas County, Texas in all questions and controversies arising out of this Agreement.

13.       Acknowledgments.  By accepting the Award, the Grantee agrees to be bound by, and agrees that the Award is, and the Restricted Stock Units are, subject in all respects to, the terms of the Plan.  The Grantee further acknowledges and agrees that (a) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder, and (b) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.

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Executed as of the ___ day of October, 2019.

Company:	THE MICHAELS COMPANIES, INC.

By:
	Name:	Navin Rao
	Title:	Vice President — Assistant General Counsel and Secretary

Grantee:
	Name:	Mark Cosby

Address: